Exhibit 99.1
Michael D. Bluhm, Chief Financial Officer 240.744.5110 Bret D.S. McLeod, Senior Vice President 240.744.5216 Gee Lingberg, Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. RAISES FULL-YEAR FORECAST AFTER REPORTING RESULTS FOR THE SECOND QUARTER 2018

BETHESDA, MD; August 7, 2018 – Host Hotels & Resorts, Inc. (NYSE: HST) (“Host Hotels” or the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the second quarter of 2018.

James F. Risoleo, President and Chief Executive Officer, said, “We are again pleased to report operating results that meaningfully exceeded our expectations for the quarter, resulting in strong bottom-line performance and increased full-year guidance. Another quarter of record occupancy enabled our managers to drive room rate growth, which combined with strong food and beverage profitability and increased ancillary revenues, led to excellent margin improvement.”

“We continued to execute on the transaction front as we completed the previously disclosed sale of the W New York on Lexington Avenue for $190 million, while placing the W New York – Union Square under contract for $171 million with a sizeable deposit at risk,” continued Mr. Risoleo. “These asset sales further emphasize our capital recycling efforts as we hone our iconic and irreplaceable portfolio of hotels, while providing additional flexibility to our investment grade balance sheet. Combined with our unmatched scale and platform, we are well positioned to continue to create value for stockholders and enhance the world’s premier lodging REIT.”

Operating Results 1

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended June 30,		Percent	Year-to-date ended June 30,		Percent
	2018	2017	Change	2018	2017	Change
Total revenues	$1,518	$1,441	5.3%	$2,864	$2,789	2.7%
Comparable hotel revenues (1)	1,355	1,306	3.7%	2,561	2,496	2.6%
Net income	211	212	(0.5)%	467	373	25.2%
EBITDAre (1)(2)	476	446	6.7%	846	815	3.8%
Adjusted EBITDAre (1)(2)	476	446	6.7%	846	816	3.7%
Change in comparable hotel RevPAR:
Domestic properties	2.5%			1.9%
International properties - Constant US$	14.0%			11.7%
Total - Constant US$	2.8%			2.1%

Diluted earnings per common share	0.28	0.28	—	0.62	0.50	24.0%
NAREIT FFO per diluted share (1)	0.54	0.49	10.2%	0.97	0.93	4.3%
Adjusted FFO per diluted share (1)	0.54	0.49	10.2%	0.97	0.94	3.2%

Additional detail on the Company’s results, including data for 22 domestic markets and top 40 hotels by RevPAR, is available in the Second Quarter 2018 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

(2)

Effective December 31, 2017, the Company presents EBITDAre, reported in accordance with NAREIT guidelines, and Adjusted EBITDAre as supplemental measures of performance. Prior year results have been restated to conform with the current year presentation. Under the new presentation, all of the EBITDA of consolidated partnerships is included, including the non-controlling partners’ share, which has increased the previously reported 2017 Adjusted EBITDA by $2 million for the second quarter and $5 million year-to-date. See the Notes to Financial Information for more information on this change.

Operating Performance

GAAP Metrics

•

Total revenues increased 5.3% for quarter and 2.7% for year-to-date reflecting the improvements in RevPAR, food and beverage sales and ancillary revenues, as well as the benefit of the three hotels acquired in 2018, partially offset by the disposition of six hotels in 2017 and 2018.

•

GAAP operating profit margin growth improved 40 basis points for the quarter and 30 basis points for year-to-date reflecting continued productivity improvements, partially offset by $13 million of impairment expense related to the W New York – Union Square hotel.

•

Net income decreased $1 million to $211 million for the quarter as improvements in operations were offset by a decrease in gain on sale of assets. Net income increased $94 million to $467 million for year-to-date due to the improvement in operations and an increase in gain on sale of assets.

•	Diluted earnings per share remained constant for the quarter and increased 24.0% year-to-date.

Other Metrics

•

Comparable RevPAR, on a constant dollar basis, improved 2.8% for the quarter, driven by a 2.2% increase in average room rate and a 50 basis point increase in occupancy. Year-to-date, comparable RevPAR on a constant dollar basis improved 2.1%, driven by a 110 basis point increase in occupancy and a 0.7% increase in average room rate.

•

Comparable hotel revenues increased 3.7% for the quarter and 2.6% for year-to-date. In addition to the increase in RevPAR described above, the improvements in comparable revenues reflect a 4.8% increase in food & beverage revenues, driven by an increase in banquet revenues, and a 9.8% increase in other revenues.

•	Comparable hotel EBITDA increased $27 million, or 6.7%, for the quarter and $38 million, or 5.2%, year-to-date.
•

Comparable hotel EBITDA margin improved 90 basis points for the quarter and 75 basis points year-to-date. The strength in operating margins was driven by the improvements in comparable revenues, described above, and a second quarter tax rebate at one property that improved margins by 40 basis points for the quarter. Year-to-date, tax rebates at two properties improved comparable margins by 40 basis points.

•	Adjusted EBITDAre increased $30 million, or 6.7%, for the quarter and $30 million, or 3.7%, year-to-date.
•	Adjusted FFO per diluted share increased 10.2% for the quarter and 3.2% year-to-date.

Dispositions

On May 9, 2018, the Company completed the sale of the W New York on Lexington Avenue for $190 million, reducing its exposure in the New York market. Additionally, the W New York – Union Square is under contract for sale for $171 million, including $3 million of FF&E funds, and is expected to close in the third quarter of 2018, subject to customary closing conditions. In addition, a third asset is under contract for sale and is expected to close later this year. The sale is included in the Company’s revised guidance.

Capital Allocation

During the second quarter, the Company spent approximately $86 million on capital expenditures, of which $29 million was return on investment (“ROI”) capital expenditures and $57 million was on renewal and replacement projects. Year-to-date, the Company spent $201 million on capital expenditures, of which $58 million was ROI capital expenditures and $143 million was on renewal and replacement projects.

For 2018, the Company continues to anticipate capital expenditures of $475 million to $550 million. This total spend consists of $185 million to $220 million in ROI projects and $290 million to $330 million in renewal and replacement projects.

Dividends

The Company paid a regular quarterly cash dividend of $0.20 per share on its common stock on July 16, 2018 to stockholders of record as of June 29, 2018. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.

Balance Sheet

“Our investment-grade balance sheet is in excellent shape and continues to provide a competitive advantage for creating long-term value for stockholders. With the pending sale of the W New York – Union Square, we continue to enhance our liquidity, while improving the composition of our hotel portfolio,” said Michael D. Bluhm, Chief Financial Officer.

At June 30, 2018, the Company had approximately $646 million of unrestricted cash and $551 million of available capacity under the revolver portion of its credit facility. Total debt as of June 30, 2018, was $4.2 billion, with an average maturity of 4.5 years and an average interest rate of 4.0%. The Company has no debt maturities until 2020. Subsequent to quarter end, the Company repaid $150 million under the revolver portion of its credit facility, and as a result has $701 million of available capacity.

On May 25, 2018, the Company entered into a distribution agreement by which the Company may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $500 million. The shares will be offered and sold through sales agents in transactions that are deemed to be “at the market” offerings at then-current market prices. The Company is not obligated to sell any shares and no shares have been issued under the agreement. The Company also has $500 million of capacity available under its current common share repurchase program. No shares have been repurchased in 2018.

2018 Outlook

The Company anticipates that its 2018 operating results as compared to the prior year will change in the following range:

	Previous Full Year 2018 Guidance	Current Full Year 2018 Guidance	Change in Full Year 2018 Guidance to the Mid-Point
Total comparable hotel RevPAR - Constant US$ (1)	1.5% to 2.5%	1.75% to 2.5%	12.5 bps
Total revenues under GAAP	2.0% to 3.0%	2.2% to 2.9%	5 bps
Operating profit margin under GAAP	0 bps to 60 bps	80 bps to 140 bps	80 bps
Comparable hotel EBITDA margins (2)	(10 bps) to 30 bps	25 bps to 75 bps	40 bps

__________

(1)

Forecast comparable hotel results include 85 hotels that are assumed will be classified as comparable as of December 31, 2018. See the 2018 Forecast Schedules for a listing of hotels excluded from the full year 2018 comparable hotel set.

(2)	At the 2.125% midpoint of the RevPAR guidance, the comparable hotel EBITDA margin would be 35 basis points higher compared to the previous guidance.

Based upon the above parameters, the Company estimates its 2018 guidance as follows:

	Previous Full Year 2018 Guidance	Current Full Year 2018 Guidance	Change in Full Year 2018 Guidance to the Mid-Point
Net income (in millions)	$617 to $657	$662 to $698	$43
Adjusted EBITDAre (in millions)	$1,505 to $1,545	$1,525 to $1,565	$20
Diluted earnings per common share	$.82 to $.88	$.88 to $.93	$.06
NAREIT FFO per diluted share	$1.67 to $1.73	$1.71 to $1.76	$.035
Adjusted FFO per diluted share	$1.67 to $1.73	$1.71 to $1.76	$.035

See the 2018 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 89 properties in the United States and six properties internationally totaling approximately 52,500 rooms. The Company also holds non-controlling interests in seven domestic and international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands in the operation of properties in over 50 major markets. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of August 7, 2018, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of June 30, 2018, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	June 30, 2018	December 31, 2017

ASSETS
Property and equipment, net	$10,377	$9,692
Assets held for sale	163	250
Due from managers	161	79
Advances to and investments in affiliates	322	327
Furniture, fixtures and equipment replacement fund	199	195
Other	207	237
Cash and cash equivalents	646	913
Total assets	$12,075	$11,693

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt (1)
Senior notes	$2,780	$2,778
Credit facility, including the term loans of $997 million and $996 million, respectively	1,442	1,170
Other debt	6	6
Total debt	4,228	3,954
Accounts payable and accrued expenses	242	283
Other	266	287
Total liabilities	4,736	4,524

Non-controlling interests - Host Hotels & Resorts, L.P.	173	167

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 739.8 million shares and 739.1 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	8,100	8,097
Accumulated other comprehensive loss	(68)	(60)
Deficit	(901)	(1,071)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,138	6,973
Non-controlling interests—other consolidated partnerships	28	29
Total equity	7,166	7,002
Total liabilities, non-controlling interests and equity	$12,075	$11,693
___________
(1)	Please see our Second Quarter 2018 Supplemental Financial Information for more detail on our debt balances.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2018	2017	2018	2017
Revenues
Rooms	$973	$940	$1,817	$1,783
Food and beverage	449	416	862	838
Other	96	85	185	168
Total revenues	1,518	1,441	2,864	2,789
Expenses
Rooms	238	230	462	449
Food and beverage	290	275	568	552
Other departmental and support expenses	336	324	651	643
Management fees	73	69	127	125
Other property-level expenses	99	97	197	197
Depreciation and amortization	189	178	367	358
Corporate and other expenses(1)	30	26	58	55
Gain on insurance and business interruption settlements	—	(2)	—	(5)
Total operating costs and expenses	1,255	1,197	2,430	2,374
Operating profit	263	244	434	415
Interest income	2	1	5	2
Interest expense	(45)	(43)	(89)	(82)
Gain on sale of assets	—	29	120	46
Loss on foreign currency transactions and derivatives	(1)	—	(1)	(2)
Equity in earnings of affiliates	9	8	19	15
Income before income taxes	228	239	488	394
Provision for income taxes	(17)	(27)	(21)	(21)
Net income	211	212	467	373
Less: Net income attributable to non-controlling interests	(2)	(2)	(5)	(5)
Net income attributable to Host Inc.	$209	$210	$462	$368
Basic and diluted earnings per common share	$.28	$.28	$.62	$.50

___________

(1)	Corporate and other expenses include the following items:
	Quarter ended June 30,		Year-to-date ended June 30,
	2018	2017	2018	2017
General and administrative costs	$26	$24	$51	$49
Non-cash stock-based compensation expense	4	2	7	5
Litigation accruals and acquisition costs, net	—	—	—	1
Total	$30	$26	$58	$55

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2018	2017	2018	2017
Net income	$211	$212	$467	$373
Less: Net income attributable to non-controlling interests	(2)	(2)	(5)	(5)
Net income attributable to Host Inc.	$209	$210	$462	$368

Basic weighted average shares outstanding	739.7	738.6	739.5	738.3
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.5	.2	.4	.2
Diluted weighted average shares outstanding (1)	740.2	738.8	739.9	738.5
Basic and diluted earnings per common share	$.28	$.28	$.62	$.50

___________

(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Location in Constant US$ (sorted by year-to-date RevPAR)

	As of June 30, 2018		Quarter ended June 30, 2018			Quarter ended June 30, 2017
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Maui/Oahu	3	1,682	$342.49	91.7%	$313.94	$328.85	89.9%	$295.61	6.2%
Jacksonville	1	446	400.02	84.6	338.47	384.03	85.0	326.50	3.7
New York	5	5,303	308.92	90.8	280.65	301.09	92.2	277.51	1.1
Florida Gulf Coast	2	593	227.09	71.9	163.32	211.48	74.5	157.63	3.6
Washington, D.C. (CBD)	5	3,238	287.52	89.7	257.90	279.26	90.5	252.81	2.0
San Francisco/San Jose	6	3,853	250.86	88.9	222.97	236.73	86.8	205.40	8.6
Phoenix	4	1,518	201.89	76.1	153.68	199.70	75.6	150.89	1.8
San Diego	4	4,341	232.31	84.7	196.69	227.07	85.9	195.12	0.8
Los Angeles	3	1,421	212.68	90.1	191.67	219.01	89.5	195.96	(2.2)
Seattle	2	1,315	253.60	88.6	224.66	251.37	89.7	225.39	(0.3)
Boston	4	3,185	262.60	89.1	233.87	267.82	89.9	240.86	(2.9)
Philadelphia	2	810	223.69	89.0	199.05	220.07	85.7	188.64	5.5
New Orleans	1	1,333	196.05	85.4	167.43	182.56	82.0	149.70	11.8
Orlando	1	2,004	186.83	75.0	140.15	174.70	74.2	129.65	8.1
Orange County	4	1,429	188.33	81.4	153.35	186.33	80.9	150.68	1.8
Miami	2	843	143.52	80.9	116.09	143.31	82.2	117.86	(1.5)
Atlanta	5	1,936	183.48	80.1	146.93	189.62	79.7	151.06	(2.7)
Chicago	6	2,392	234.71	83.9	197.01	224.95	86.6	194.82	1.1
Northern Virginia	5	1,919	194.77	83.4	162.39	192.99	81.5	157.22	3.3
San Antonio	2	1,513	193.23	73.4	141.89	179.03	72.1	129.15	9.9
Houston	4	1,716	178.28	74.9	133.49	175.95	71.1	125.16	6.7
Denver	3	1,340	169.90	81.3	138.10	168.42	81.3	136.89	0.9
Other	8	3,596	173.49	78.0	135.24	170.56	76.7	130.74	3.4
Domestic	82	47,726	236.54	84.4	199.53	231.32	84.1	194.58	2.5

International	6	1,811	180.62	69.1	124.80	174.48	62.8	109.49	14.0
All Locations - Constant US$	88	49,537	234.85	83.8	196.80	229.76	83.3	191.47	2.8

All Owned Hotels in Constant US$ (2)

	As of June 30, 2018		Quarter ended June 30, 2018			Quarter ended June 30, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	88	49,537	$234.85	83.8%	$196.80	$229.76	83.3%	$191.47	2.8%
Non-comparable Hotels (Pro forma)	7	3,164	347.96	79.2	275.41	345.73	74.9	258.83	6.4
All Hotels	95	52,701	241.29	83.5	201.52	236.05	82.8	195.51	3.1

Comparable Hotels in Nominal US$

	As of June 30, 2018		Quarter ended June 30, 2018			Quarter ended June 30, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
International	6	1,811	$180.62	69.1%	$124.80	$177.47	62.8%	$111.37	12.1%
Domestic	82	47,726	236.54	84.4	199.53	231.32	84.1	194.58	2.5
All Locations	88	49,537	234.85	83.8	196.80	229.84	83.3	191.54	2.7

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

Comparable Hotels by Location in Constant US$ (sorted by RevPAR)

	As of June 30, 2018		Year-to-date ended June 30, 2018			Year-to-date ended June 30, 2017
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Maui/Oahu	3	1,682	$369.42	91.5%	$338.07	$347.37	90.1%	$312.88	8.1%
Jacksonville	1	446	379.63	78.0	296.04	365.02	78.7	287.14	3.1
New York	5	5,303	283.92	84.8	240.84	273.47	85.8	234.60	2.7
Florida Gulf Coast	2	593	280.12	79.8	223.55	264.77	79.6	210.88	6.0
Washington, D.C. (CBD)	5	3,238	271.10	80.8	218.98	282.66	83.2	235.27	(6.9)
San Francisco/San Jose	6	3,853	251.75	86.6	217.97	248.54	82.0	203.87	6.9
Phoenix	4	1,518	238.65	81.5	194.61	236.06	78.4	184.97	5.2
San Diego	4	4,341	232.08	83.3	193.25	233.04	83.8	195.24	(1.0)
Los Angeles	3	1,421	213.12	90.0	191.74	217.36	88.2	191.77	—
Seattle	2	1,315	229.83	81.9	188.18	227.60	83.3	189.65	(0.8)
Boston	4	3,185	227.91	79.9	182.21	232.73	79.4	184.80	(1.4)
Philadelphia	2	810	208.50	86.3	179.87	201.47	81.2	163.63	9.9
New Orleans	1	1,333	196.70	84.1	165.33	192.59	80.0	154.14	7.3
Orlando	1	2,004	199.24	78.3	156.02	190.59	75.4	143.64	8.6
Orange County	4	1,429	190.09	78.9	149.96	190.52	79.3	151.02	(0.7)
Miami	2	843	176.63	84.7	149.54	174.07	84.7	147.43	1.4
Atlanta	5	1,936	187.72	79.4	149.03	194.27	79.2	153.89	(3.2)
Chicago	6	2,392	196.59	75.6	148.68	192.54	75.1	144.56	2.8
Northern Virginia	5	1,919	191.00	77.6	148.19	190.86	75.4	143.91	3.0
San Antonio	2	1,513	195.77	74.6	146.01	189.26	76.8	145.26	0.5
Houston	4	1,716	178.56	75.7	135.11	184.50	74.6	137.70	(1.9)
Denver	3	1,340	162.24	74.4	120.78	164.59	72.4	119.14	1.4
Other	8	3,596	175.03	75.1	131.44	172.53	73.2	126.37	4.0
Domestic	82	47,726	230.40	81.2	187.08	228.56	80.4	183.66	1.9

International	6	1,811	177.44	66.7	118.36	178.61	59.3	105.92	11.7
All Locations - Constant US$	88	49,537	228.80	80.7	184.57	227.19	79.6	180.82	2.1

All Owned Hotels in Constant US$ (2)

	As of June 30, 2018		Year-to-date ended June 30, 2018			Year-to-date ended June 30, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	88	49,537	$228.80	80.7%	$184.57	$227.19	79.6%	$180.82	2.1%
Non-comparable Hotels (Pro forma)	7	3,164	398.39	81.5	324.64	381.81	80.0	305.49	6.3
All Hotels	95	52,701	239.08	80.7	192.98	236.52	79.6	188.30	2.5

Comparable Hotels in Nominal US$

	As of June 30, 2018		Year-to-date ended June 30, 2018			Year-to-date ended June 30, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
International	6	1,811	$177.44	66.7%	$118.36	$177.20	59.3%	$105.08	12.6%
Domestic	82	47,726	230.40	81.2	187.08	228.56	80.4	183.66	1.9
All Locations	88	49,537	228.80	80.7	184.57	227.16	79.6	180.79	2.1

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. CBD of a location refers to the central business district.

(2)

Operating statistics are presented for all consolidated properties owned as of June 30, 2018 and do not include the results of operations for properties sold in 2018 or 2017. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as room revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. See the Notes to Financial Information – Comparable Hotel Operating Statistics for further information on these pro forma statistics and the limitations on their use.

•

Non-comparable hotels (pro forma) - This represents two hotels under significant renovations in 2017 and 2018: The Phoenician and The Ritz-Carlton, Naples. It also includes five hotels acquired in 2017 and 2018: The Don CeSar, W Hollywood, Andaz Maui at Wailea Resort, Grand Hyatt San Francisco and Hyatt Regency Coconut Point Resort and Spa, which are presented on a pro forma basis assuming we owned the hotels as of January 1, 2017 and includes historical operating data for periods prior to our ownership. As a result, the RevPAR increase of 6.4% and 6.3% for the quarter and year-to-date, respectively for these seven hotels is considered non-comparable.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended June 30,		Year-to-date ended June 30,
	2018	2017	2018	2017
Number of hotels	88	88	88	88
Number of rooms	49,537	49,537	49,537	49,537
Change in comparable hotel RevPAR -
Constant US$	2.8%	—	2.1%	—
Nominal US$	2.7%	—	2.1%	—
Operating profit margin (2)	17.3%	16.9%	15.2%	14.9%
Comparable hotel EBITDA margin (2)	32.3%	31.4%	30.0%	29.25%
Food and beverage profit margin (2)	35.4%	33.9%	34.1%	34.1%
Comparable hotel food and beverage profit margin (2)	35.7%	34.8%	34.5%	34.4%

Net income	$211	$212	$467	$373
Depreciation and amortization	189	178	367	358
Interest expense	45	43	89	82
Provision for income taxes	17	27	21	21
Gain on sale of property and corporate level income/expense	20	(12)	(85)	(6)
Non-comparable hotel results, net (3)	(45)	(38)	(91)	(98)
Comparable hotel EBITDA	$437	$410	$768	$730

	Quarter ended June 30, 2018				Quarter ended June 30, 2017
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$973	$(86)	$—	$887	$940	$(77)	$—	$863
Food and beverage	449	(57)	—	392	416	(42)	—	374
Other	96	(20)	—	76	85	(16)	—	69
Total revenues	1,518	(163)	—	1,355	1,441	(135)	—	1,306
Expenses
Room	238	(22)	—	216	230	(20)	—	210
Food and beverage	290	(38)	—	252	275	(31)	—	244
Other	508	(58)	—	450	490	(48)	—	442
Depreciation and amortization	189	—	(189)	—	178	—	(178)	—
Corporate and other expenses	30	—	(30)	—	26	—	(26)	—
Gain on insurance and business interruption settlements	—	—	—	—	(2)	2	—	—
Total expenses	1,255	(118)	(219)	918	1,197	(97)	(204)	896
Operating Profit - Comparable Hotel EBITDA	$263	$(45)	$219	$437	$244	$(38)	$204	$410

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Year-to-date ended June 30, 2018				Year-to-date ended June 30, 2017
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$1,817	$(162)	$—	$1,655	$1,783	$(162)	$—	$1,621
Food and beverage	862	(105)	—	757	838	(96)	—	742
Other	185	(36)	—	149	168	(35)	—	133
Total revenues	2,864	(303)	—	2,561	2,789	(293)	—	2,496
Expenses
Room	462	(40)	—	422	449	(40)	—	409
Food and beverage	568	(72)	—	496	552	(65)	—	487
Other	975	(100)	—	875	965	(95)	—	870
Depreciation and amortization	367	—	(367)	—	358	—	(358)	—
Corporate and other expenses	58	—	(58)	—	55	—	(55)	—
Gain on insurance and business interruption settlements	—	—	—	—	(5)	5	—	—
Total expenses	2,430	(212)	(425)	1,793	2,374	(195)	(413)	1,766
Operating Profit - Comparable Hotel EBITDA	$434	$(91)	$425	$768	$415	$(98)	$413	$730
___________

(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by location, see the Second Quarter 2018 Supplemental Financial Information posted on our website.

(2)

Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the above tables.

(3)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces and other non-hotel income.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended June 30,		Year-to-date ended June 30,
	2018	2017	2018	2017
Net income (2)	$211	$212	$467	$373
Interest expense	45	43	89	82
Depreciation and amortization	176	178	346	358
Income taxes	17	27	21	21
EBITDA (2)	449	460	923	834
Gain on dispositions (3)	—	(28)	(119)	(43)
Non-cash impairment loss	13	—	21	—
Equity investment adjustments:
Equity in earnings of Euro JV (5)	(6)	(5)	(8)	(5)
Equity in earnings of affiliates other than Euro JV	(3)	(3)	(11)	(10)
Pro rata EBITDAre of Euro JV (5)	17	14	23	20
Pro rata EBITDAre of equity investments other than Euro JV	6	8	17	19
EBITDAre (2)(6)	476	446	846	815
Adjustments to EBITDAre:
Acquisition costs (4)	—	—	—	1
Adjusted EBITDAre (2)(6)	$476	$446	$846	$816
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO include a gain of $1 million for each of the year-to-date periods ended June 30, 2018 and 2017, for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture.

(3)	Reflects the sale of two hotels in each of 2018 and 2017.
(4)

Effective January 1, 2018, we adopted Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. As a result, the recent Hyatt portfolio acquisition was considered an asset acquisition and the related $17 million of acquisition costs were capitalized.

(5)	Represents our share of earnings and pro rata EBITDAre from our European Joint Venture (“Euro JV”) in which we hold an approximate one-third non-controlling interest.
(6)

Effective December 31, 2017, we present EBITDAre, reported in accordance with NAREIT guidelines, and Adjusted EBITDAre as supplemental measures of our performance. Prior year results have been updated to conform with the current year presentation. Under the new presentation, all of the EBITDA of consolidated partnerships is included, including the non-controlling partners' share, which has increased the previously reported second quarter and year-to-date 2017 Adjusted EBITDA by $2 million and $5 million, respectively. See the Notes to Financial Information for more information on this change.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2018	2017	2018	2017
Net income (2)	$211	$212	$467	$373
Less: Net income attributable to non-controlling interests	(2)	(2)	(5)	(5)
Net income attributable to Host Inc.	209	210	462	368
Adjustments:
Gain on dispositions (3)	—	(28)	(119)	(43)
Depreciation and amortization	175	177	344	357
Non-cash impairment loss	13	—	21	—
Equity investment adjustments:
Equity in earnings of affiliates	(9)	(8)	(19)	(15)
Pro rata FFO of equity investments	17	15	32	28
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)	(1)	(2)
FFO adjustments for non-controlling interests of Host L.P.	(2)	(2)	(3)	(4)
NAREIT FFO (2)	402	363	717	689
Adjustments to NAREIT FFO:
Acquisition costs (4)	—	—	—	1
Loss on debt extinguishment	—	1	—	1
Adjusted FFO (2)	$402	$364	$717	$691

For calculation on a per share basis (5):

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	740.2	738.8	739.9	738.5
NAREIT FFO per diluted share	$.54	$.49	$.97	$.93
Adjusted FFO per diluted share	$.54	$.49	$.97	$.94
___________
(1-4)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(5)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and

NAREIT and Adjusted Funds From Operations per Diluted Share for 2018 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2018
	Low-end of range	High-end of range
Net income	$662	$698
Interest expense	181	181
Depreciation and amortization	695	695
Income taxes	39	43
EBITDA	1,577	1,617
Gain on dispositions	(119)	(119)
Non-cash impairment loss	21	21
Equity investment adjustments:
Equity in earnings of Euro JV	(15)	(15)
Equity in earnings of affiliates other than Euro JV	(13)	(13)
Pro rata EBITDAre of Euro JV	47	47
Pro rata EBITDAre of equity investments other than Euro JV	27	27
EBITDAre	1,525	1,565
Adjusted EBITDAre	$1,525	$1,565

	Full Year 2018
	Low-end of range	High-end of range
Net income	$662	$698
Less: Net income attributable to non-controlling interests	(7)	(7)
Net income attributable to Host Inc.	655	691
Adjustments:
Gain on dispositions	(119)	(119)
Depreciation and amortization	691	691
Non-cash impairment loss	21	21
Equity investment adjustments:
Equity in earnings of affiliates	(28)	(28)
Pro rata FFO of equity investments	57	57
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(2)	(2)
FFO adjustment for non-controlling interests of Host LP	(7)	(7)
NAREIT FFO	1,268	1,304
Adjusted FFO	$1,268	$1,304

Weighted average diluted shares - EPS, NAREIT and Adjusted FFO	740.2	740.2
Diluted earnings per common share	$0.88	$0.93
NAREIT FFO per diluted share	$1.71	$1.76
Adjusted FFO per diluted share	$1.71	$1.76
___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 1.75% to 2.5% for the low and high end of the forecast range, which excludes the effect of changes in foreign currency. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•	Comparable hotel EBITDA margins will increase 25 basis points to 75 basis points for the low and high ends of the forecasted RevPAR range, respectively.
•	We expect to spend approximately $185 million to $220 million on ROI capital expenditures and approximately $290 million to $330 million on renewal and replacement capital expenditures.
•

The above forecast assumes the sale of two properties, the W New York – Union Square and one additional sale. The transactions are subject to customary and other closing conditions which may not be satisfied and there can be no assurances that we will be able to complete the transactions at the prices assumed in the forecast.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2018 Forecasts (1)

(unaudited, in millions, except hotel statistics)

			Full Year 2018
			Low-end of range	High-end of range
Operating profit margin (2)			13.3%	13.9%
Comparable hotel EBITDA margin (3)			28.7%	29.2%

Net income			$662	$698
Depreciation and amortization			716	716
Interest expense			181	181
Provision for income taxes			39	43
Gain on sale of property and corporate level income/expense			(35)	(35)
Non-comparable hotel results, net (4)			(210)	(216)
Comparable hotel EBITDA			$1,353	$1,387

	Low-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net(4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,538	$(465)	$—	$3,073
Food and beverage	1,604	(245)	—	1,359
Other	361	(81)	—	280
Total revenues	5,503	(791)	—	4,712
Expenses
Hotel expenses	3,940	(581)	—	3,359
Depreciation	716	—	(716)	—
Corporate and other expenses	117	—	(117)	—
Total expenses	4,773	(581)	(833)	3,359
Operating Profit - Comparable Hotel EBITDA	$730	$(210)	$833	$1,353

	High-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net(4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,564	$(468)	$—	$3,096
Food and beverage	1,616	(247)	—	1,369
Other	364	(82)	—	282
Total revenues	5,544	(797)	—	4,747
Expenses
Hotel expenses	3,941	(581)	—	3,360
Depreciation and amortization	716	—	(716)	—
Corporate and other expenses	117	—	(117)	—
Total expenses	4,774	(581)	(833)	3,360
Operating Profit - Comparable Hotel EBITDA	$770	$(216)	$833	$1,387
___________

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2018 Forecasts (1) (cont.)

(unaudited, in millions, except hotel statistics)

(1)

Forecast comparable hotel results include 85 hotels (of our 95 hotels owned at June 30, 2018) that we have assumed will be classified as comparable as of December 31, 2018. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2018. Also, see the notes to the “Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and NAREIT and Adjusted Funds From Operations per Diluted Share for 2018 Forecasts” for other forecast assumptions and further discussion of transactions affecting our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the condensed consolidated statements of operations.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBITDA divided by the comparable hotel sales per the tables above.
(4)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces other non-hotel income. The following hotels are considered non-comparable for full-year forecast:

Acquisitions:
•	The Don CeSar and Beach House Suites complex (acquired in February 2017)
•	W Hollywood (acquired in March 2017)
•	Andaz Maui at Wailea Resort (acquired in March 2018)
•	Grand Hyatt San Francisco (acquired in March 2018)
•	Hyatt Regency Coconut Point Resort and Spa (acquired in March 2018)

Renovations:
•	The Phoenician (business disruption beginning in the second quarter of 2016)
•	The Ritz-Carlton, Naples (business disruption beginning in the second quarter of 2018)
•	San Francisco Marriott Marquis (business disruption beginning in the third quarter of 2018)

Dispositions or properties under contract (includes forecast or actual results from January 1, 2018 through the anticipated or actual sale date):
•	Key Bridge Marriott (sold January 9, 2018)
•	W New York (sold May 9, 2018)
•	W New York – Union Square (expected to close in the third quarter)
•	One additional disposition

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired The Don CeSar in February 2017. The hotel will not be included in our comparable hotels until January 1, 2019. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 95 hotels that we owned on June 30, 2018, 88 have been classified as comparable hotels. The operating results of the following hotels that we owned as of June 30, 2018 are excluded from comparable hotel results for these periods:

•

The Phoenician (acquired in June 2015 and, beginning in the second quarter of 2016, business disruption due to extensive renovations, including all guestrooms and suites, a redesign of the lobby and public areas, renovation of pools, recreation areas and a restaurant and a re-configured spa and fitness center);

•	The Don CeSar and Beach House Suites complex (acquired in February 2017);
•	W Hollywood (acquired in March 2017);
•	Andaz Maui at Wailea Resort (acquired in March 2018);
•	Grand Hyatt San Francisco (acquired in March 2018);
•	Hyatt Regency Coconut Point Resort and Spa (acquired in March 2018); and
•

The Ritz-Carlton, Naples, removed in the second quarter of 2018 (business interruption due to extensive renovations including restoration of the façade that requires closure of the hotel for over two months, coordinated with renovation and expansion of restaurant areas and renovation to the spa and ballrooms).

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

The operating results of six hotels disposed of in 2018 and 2017 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 9 and 10.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the five hotels acquired in 2017 and 2018 are included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming the hotels were owned as of January 1, 2017 and based on actual results obtained from the manager for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, Adjusted EBITDAre, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre and (iv) Comparable Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

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Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of corporate income tax rates from 35% to 21% caused by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce the deferred tax assets and increase the provision for income taxes by approximately $11 million. Additionally, similar corporate income tax rate reductions affected our European Joint Venture, causing the remeasurement of the net deferred tax assets and liabilities in France and Belgium, resulting in a net tax benefit to us of $5 million. We do not consider these adjustments to be reflective of our on-going operating performance and therefore excluded these items from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

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Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last such adjustment was a 2013 exclusion of a gain from an eminent domain claim.

In the past, we presented Adjusted EBITDA as a supplemental measure of our performance. That metric is calculated in a similar manner as Adjusted EBITDAre presented here, with the exception of the adjustment for non-controlling partners’ pro rata share of Adjusted EBITDA, which totaled $2 million and $5 million for the second quarter and year-to-date of 2017, respectively. The rationale for including 100% of EBITDAre for consolidated affiliates with non-controlling interests is that the full amount of any debt of these affiliates is reported in our consolidated balance sheet and therefore metrics using total debt to EBITDAre provide a better understanding of the Company’s leverage. This is also consistent with NAREIT’s definition of EBITDAre.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA, EBITDAre and Adjusted EBITDAre, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only) and other items have been and will be made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 21 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners and interests ranging from 15% to 48% held by outside partners in two partnerships each owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.